EXHIBIT 4.7

STEADFAST APARTMENT REIT, INC.
RESTRICTED STOCK AWARD AGREEMENT

Name of Recipient:
Number of Award Shares:

Award Date:	March , 2021

THIS AGREEMENT (the “Agreement”) is made and entered into as of the Award Date set forth above (the “Award Date”), by and between Steadfast Apartment REIT, Inc. (the “Company”), a Maryland corporation, and the individual Recipient noted above (the “Recipient”). Unless otherwise indicated, all capitalized terms used in this Agreement are defined in the Plan as of the Award Date or in the “Definitions” section of EXHIBIT A. EXHIBIT A is incorporated by reference and is included in the definition of “Agreement.”
W I T N E S S E T H:
WHEREAS, the Company has adopted the Steadfast Apartment REIT, Inc. Amended and Restated 2013 Incentive Plan (the “Plan”); and
WHEREAS, the Board of Directors of the Company (the “Board”) or a committee thereof has authorized the grant under the Plan to Recipient of a restricted stock award of the common stock of the Company (“Common Stock”), and the Company and Recipient wish to confirm herein the terms, conditions, and restrictions of the restricted stock award;
NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein, and other good and valuable consideration, the parties hereto agree as follows:

1	AWARD OF SHARES
1.1 Award of Shares. Subject to the terms, restrictions, limitations, and conditions stated herein and in the Plan, the Company hereby awards to Recipient the number of shares of Common Stock (the “Award Shares”) noted above. By the execution of this Agreement, the Recipient hereby accepts the Award Shares subject to all terms and provisions of this Agreement.
1.2 Vesting of Award Shares. Recipient shall become vested in a percentage of the Award Shares shown below, subject (except as provided otherwise in this Section 1.2) to the Continuous Service of the Recipient from the Award Date of the Award Shares through the specified vesting date:

Vesting Schedule:
Percentage Vested:	Vesting Date:
33.33%	First anniversary of the Award Date
33.33%	Second anniversary of the Award Date
33.33%	Third anniversary of the Award Date

If the above calculation of vested Award Shares would result in a fraction, any fraction will be rounded to zero. Upon the cessation of the Recipient’s Continuous Service prior to the Vesting Date, the Award Shares shall automatically be forfeited; provided, that if (i) a Change in Control occurs while the Recipient is performing Continuous Service and the Award Shares are not assumed, (ii) the Recipient ceases Continuous Service by reason of death or the Company terminates the Recipient’s Continuous Service due to the Recipient’s Disability (as that term is defined in a then current employment agreement or offer letter), or (iii) the Recipient’s employment agreement or offer letter provides for accelerated vesting upon such cessation of Continuous Service, then the Recipient shall nonetheless immediately, as of the date of such Change in Control or cessation of Continuous Service, as applicable, become fully (100%) vested in the Award Shares. Notwithstanding the foregoing, the Board may, in its sole discretion, accelerate the vesting of the Award Shares in whole or in part. The Award Shares which have become vested pursuant to the vesting schedule or by virtue of such acceleration are herein referred to as the “Vested Award Shares” and all Award Shares which are not Vested Award Shares are sometimes herein referred to as the “Unvested Award Shares.”
1.3 Rights as Stockholder; Dividend & Voting Rights. Recipient shall be entitled to ordinary dividends paid or declared on Vested and Unvested Award Shares for which the record date is on or after the date such Award Shares have been issued in the Recipient’s name; provided, however, any dividends paid in the form of common stock of the Company shall be considered Award Shares and shall be subject to all terms and provisions of this Agreement as the underlying Award Shares. Recipient shall have all voting rights applicable for all Vested and Unvested Award Shares for which the record date is on or after the date such Award Shares have been issued in the Recipient’s name. Recipient shall have no rights whatsoever (dividend, voting or otherwise) with respect to Award Shares which have been forfeited under Section 1.2.
1.4 Withholding on Award Shares. Recipient hereby agrees that, in consideration for the grant of the Award Shares, the following federal and state income tax withholding provisions shall apply:
(a) Code §83(b) Election Made by Recipient. If the Recipient makes a Code §83(b) Election (see EXHIBIT B attached for an example) with respect to the Award Shares, then, in order not to forfeit Award Shares, the Recipient must deliver to the Company a check payable to the Company in the amount of all withholding or other tax obligations (whether federal, state or local) imposed on the Company by reason of such Code §83(b) Election simultaneously with the Recipient’s delivery to the Company of a copy of his Code §83(b) Election (which must occur no later than thirty (30) days after the Award

Date). If the Recipient does not timely make such payment, the Award Shares shall be immediately forfeited by the Recipient, and any amounts which must be paid by the Company for any required withholding or other tax obligations imposed on the Company by reason of such Code §83(b) Election shall be paid by the Recipient by directly withholding all such amounts as quickly as possible consistent with applicable law from any other compensation payable to the Recipient on or after the date of such Code §83(b) Election. The Recipient hereby agrees to the withholding by the Company outlined in the preceding sentence, and authorizes and directs that such withholding from the Recipient’s compensation be made if such sentence is applicable.
(b) Code §83(b) Election Not Made by Recipient. If the Recipient does not make a Code §83(b) Election with respect to the Award Shares, then the Recipient shall be entitled to elect one (or a combination) of the following methods of satisfying the Company’s withholding obligations (see EXHIBIT C attached):
(1) Direct Payment on or prior to Substantial Vesting Event. The Recipient may, on or before the date of occurrence of an event pursuant to which such Award Shares become “substantially vested” within the meaning of Code §83, deliver to the Company cash and/or a check payable to the Company in the amount of all withholding obligations (whether federal, state or local) imposed on the Company by reason of the substantial vesting of such Award Shares.
(2) Return of Vested Award Shares upon Substantial Vesting Event. The Recipient may, as of the close of business on the business day which is coincident with or which immediately follows the occurrence of an event pursuant to which such Award Shares become “substantially vested” within the meaning of Code §83, direct the Company to repurchase from the Recipient the smallest whole number of Vested Award Shares which, when multiplied by the Fair Market Value of the Common Stock on such business date, is sufficient to satisfy the amount of the withholding tax obligations imposed on the Company by reason of the vesting of the Award Shares. If the Recipient elects this method of satisfying withholding obligations, the Recipient acknowledges and understands that any Vested Award Shares repurchased from the Recipient may result in tax consequences to the Recipient.
The Recipient’s election of a method of withholding under this Section 1.4 must be made prior to the date of occurrence of an event pursuant to which such Award Shares become “substantially vested” within the meaning of Code §83. The Recipient’s election of a method of withholding under this Section 1.4 shall, once made, be irrevocable. If the Recipient fails to timely make an election with respect to the vesting of any Award Shares, then the method specified in Section 1.4(b)(2) shall automatically apply.
1.5 Investment Representations. Recipient hereby represents, warrants, covenants, and agrees with the Company as follows:
(a) The Award Shares being acquired by Recipient will be acquired for Recipient’s own account without the participation of any other person, with the intent of holding the Award Shares for investment and without the intent of participating, directly or indirectly, in a distribution of the Award Shares and not with a view to, or for resale in connection with, any distribution of the Award Shares, nor is Recipient aware of the existence of any distribution of the Award Shares;

(b) Recipient is not acquiring the Award Shares based upon any representation, oral or written, by any person with respect to the future value of, or income from, the Award Shares but rather upon an independent examination and judgment as to the prospects of the Company;
(c) The Award Shares were not offered to Recipient by means of publicly disseminated advertisements or sales literature, nor is the Recipient aware of any offers made to other persons by such means;
(d) Recipient is able to bear the economic risks of the investment in the Award Shares, including the risk of a complete loss of Recipient’s investment therein;
(e) Recipient understands and agrees that the Award Shares will be issued and sold to Recipient without registration under any state law relating to the registration of securities for sale, and will be issued and sold in reliance on the exemptions from registration under the Securities Act of 1933 (the “1933 Act”), provided by Sections 3(b) and/or 4(2) thereof and the rules and regulations promulgated thereunder;
(f) The Award Shares cannot be offered for sale, sold or transferred by Recipient other than pursuant to: (A) an effective registration under the 1933 Act or in a transaction otherwise in compliance with the 1933 Act; and (B) evidence satisfactory to the Company of compliance with the applicable securities laws of other jurisdictions. The Company shall be entitled to rely upon an opinion of counsel satisfactory to it with respect to compliance with the above laws;
(g) The Company will be under no obligation to register the Award Shares or to comply with any exemption available for sale of the Award Shares without registration or filing, and the information or conditions necessary to permit routine sales of securities of the Company under Rule 144 of the 1933 Act are not now available and no assurance has been given that it or they will become available. The Company is under no obligation to act in any manner so as to make Rule 144 available with respect to the Award Shares;
(h) Recipient has and has had complete access to and the opportunity to review and make copies of all material documents related to the business of the Company, including, but not limited to, contracts, financial statements, tax returns, leases, deeds, and other books and records. Recipient has examined such of these documents as Recipient has wished and is familiar with the business and affairs of the Company. Recipient realizes that the purchase of the Award Shares is a speculative investment and that any possible profit therefrom is uncertain;
(i) Recipient has had the opportunity to ask questions of and receive answers from the Company and any person acting on its behalf and to obtain all material information reasonably available with respect to the Company and its affairs. Recipient has received all information and data with respect to the Company which Recipient has requested and which Recipient has deemed relevant in connection with the evaluation of the merits and risks of Recipient’s investment in the Company;
(j) Recipient has such knowledge and experience in financial and business matters that Recipient is capable of evaluating the merits and risks of the purchase of the Award Shares hereunder and Recipient is able to bear the economic risk of such purchase; and
(k) The agreements, representations, warranties, and covenants made by Recipient herein extend to and apply to all of the Award Shares of the Company issued to Recipient pursuant to this restricted stock award. Acceptance by Recipient of such Award Shares shall constitute a confirmation by Recipient that all such agreements, representations, warranties, and covenants made herein shall be true and correct at that time.

2	RESTRICTIONS OF AWARD SHARES
2.1 Restrictions on Unvested Award Shares. None of the Unvested Award Shares may be conveyed, pledged, assigned, transferred, hypothecated, encumbered, or otherwise disposed of by Recipient, and any attempt to do so with respect to Unvested Award Shares shall be null and void ab initio, unless the Committee expressly authorizes such in writing, in which case the transferee shall be subject to all provisions of this Restricted Stock Agreement. If Unvested Award Shares are transferred pursuant to the preceding sentence, the Recipient agrees to notify the Committee at least thirty (30) days prior to such transfer, and the Committee may require that the transferee thereof execute and deliver to the Company such documents and agreements as the Company shall reasonably require to evidence the fact that the Award Shares to be owned, either directly or beneficially, by such transferee shall continue to be subject to all the restrictions set forth in this Agreement and all applicable rights in favor of the Company set forth elsewhere herein, and that such transferee is subject to and bound by such restrictions and provisions. The restrictions of this Section 2.1 shall not apply to Vested Award Shares.
2.2 Market-Stand-Off Agreement. Recipient agrees that, if requested by the Company and its underwriters, Recipient will enter into a lock-up or similar agreement not to sell or offer to sell any securities of the Company during the 180-day period following the effective date of a registration statement of the Company filed under the 1933 Act provided that such agreement only applies to the first such registration statement of the Company which includes securities to be sold on the Company’s behalf to the public in an underwritten offering.

3	GENERAL PROVISIONS
3.1 Legends. Each certificate (if any) representing the Award Shares shall, subject to Section 3.2 below, be endorsed with the following legend and Recipient shall not make any transfer of the Award Shares without first complying with the restrictions on transfer described in such legend:
TRANSFER IS RESTRICTED
THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A RESTRICTED STOCK AWARD AGREEMENT, A COPY OF WHICH IS AVAILABLE FROM THE COMPANY.

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OR HYPOTHECATED UNLESS (1) THERE IS AN EFFECTIVE REGISTRATION UNDER SUCH ACT COVERING SUCH SECURITIES, (2) THE TRANSFER IS MADE IN COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT, OR (3) THE ISSUER RECEIVES AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT.
Recipient agrees that the Company may also endorse any other legends required by applicable federal or state securities laws. The Company need not register a transfer of the Award Shares, and may also instruct its transfer agent, if any, not to register the transfer of the Award Shares unless the conditions specified in the foregoing legends are satisfied.
3.2 Removal of Legend and Transfer Restrictions.
(a) Any legend endorsed on a certificate pursuant to Section 3.1 and the stop transfer instructions with respect to the Award Shares shall be removed and the Company shall issue a certificate without such legend to the holder thereof if such Award Shares are registered under the Securities Act and a prospectus meeting the requirements of Section 10 of the Securities Act is available.
(b) The restrictions described in the second sentence of the legend set forth in Section 3.1 may be removed at such time as permitted by Rule 144(k) promulgated under the Securities Act.
3.3 Governing Laws. This Agreement shall be construed, administered and enforced according to the laws of the State of Maryland; provided, however, no Award Shares shall be issued except, in the reasonable judgment of the Board, in compliance with exemptions under applicable state securities laws of the state in which Recipient resides, and/or any other applicable securities laws.
3.4 Successors. This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the parties.
3.5 Notice. Except as otherwise specified herein, all notices and other communications under this Agreement shall be in writing and shall be deemed to have been given if personally delivered or if sent by registered or certified United States mail, return receipt requested, postage prepaid, addressed to the proposed recipient at the last known address of the recipient. Any party may designate any other address to which notices shall be sent by giving notice of the address to the other parties in the same manner as provided herein.
3.6 Severability. In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this

Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.
3.7 Entire Agreement. Subject to the terms and conditions of the Plan, this Agreement, together with any terms applicable to the Award Shares in the Recipient’s employment agreement or offer letter or any severance plan in which the Recipient is a participant at the time of termination (such terms being incorporated herein by reference) expresses the entire understanding and agreement of the parties with respect to the subject matter. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
3.8 Violation. Any transfer, pledge, sale, assignment, or hypothecation of the Award Shares or any portion thereof shall be a violation of the terms of this Agreement and shall be null, void and without effect ab initio.

3.9 Headings. Paragraph headings used herein are for convenience of reference only and shall not be considered in construing this Agreement.
3.10 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.
3.11 No Employment Rights Created. Neither the establishment of the Plan nor the award of Award Shares hereunder shall be construed as giving Recipient the right to continued employment with the Company.
3.12 Capitalized Terms. All capitalized terms used in this Agreement shall have the meanings given to them herein or in the Plan.
3.13 No Disclosure Duty. The Recipient and the Company acknowledge and agree that the Company and its directors, officers or employees shall have no duty or obligation to disclose to the Recipient any material information regarding the business of the Company or affecting the value of the Award Shares.
3.14 Tax Consequences. RECIPIENT REPRESENTS THAT RECIPIENT HAS BEEN ADVISED BY THE COMPANY TO CONSULT WITH, AND HAS FULLY CONSULTED WITH, RECIPIENT’S OWN TAX CONSULTANTS REGARDING HIS MAKING A CODE §83(B) ELECTION WITH RESPECT TO THE AWARD SHARES AND THE RESULTING IMPACT ON RECIPIENT’S PERSONAL TAX SITUATION, PRIOR TO ENTERING INTO THIS AGREEMENT AND THAT RECIPIENT IS NOT RELYING ON THE COMPANY FOR ANY TAX ADVICE. RECIPIENT UNDERSTANDS THAT RECIPIENT MAY SUFFER ADVERSE TAX CONSEQUENCES AS A RESULT OF RECIPIENT’S RECEIPT AND DISPOSITION OF THE SHARES. RECIPIENT UNDERSTANDS THAT RECIPIENT MAY OR MAY NOT MAKE A CODE §83(B) ELECTION WITH RESPECT TO THE AWARD

SHARES, BUT THAT RECIPIENT SHALL BE SUBJECT TO THE WITHHOLDING PROVISIONS OF SECTION 1.4 HEREIN BASED UPON THE CHOICE OF RECIPIENT REGARDING SUCH CODE §83(B) ELECTION AND THE CHOICE OF RECIPIENT REGARDING THE TIME AND MANNER THAT WITHHOLDING OBLIGATIONS SHALL BE SATISFIED.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and sealed this Agreement as of the Award Date set forth above.

COMPANY:	RECIPIENT:
STEADFAST APARTMENT REIT, INC.:

By:
Its:

Attest:

By:
Its:

EXHIBIT A
DEFINITIONS
A.Agreement shall mean this Restricted Stock Agreement.
B.Award Shares shall mean the shares of common stock of the Company which are awarded to the Recipient subject to the terms and conditions of this Agreement.
C.Change in Control shall mean the occurrence of any of the following after the Closing:
1.the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, to any Exchange Act Person;
2.the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, as of the Closing, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the Closing or whose appointment, election or nomination for election was previously so approved or recommended;
3.an Exchange Act Person becomes the “beneficial owner” (as used in Rule 13d-3 under the Exchange Act) of 50% or more of the total voting power of the stock of the Company;
4.the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company if, immediately after the consummation of such transaction, the shareholders of the Company immediately prior thereto do not own, directly or indirectly, either outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such transaction or more than 50% of the combined outstanding voting power of the parent of the surviving entity in such transaction; or
5.the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company if, immediately after the consummation of such transaction, (A) the shareholders of the Company immediately prior thereto own, directly or indirectly, either outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such transaction or more than 50% of the combined outstanding voting power of the parent of the surviving entity in such transaction, (B) the Company is not the surviving entity, other than a reorganization or other transaction with an affiliate or (C) at the direction of the counter-party to such transaction, the individuals who were serving as the Chief Executive Officer and Chief Financial Officer of the Company as of the consummation of such transaction will not continue to serve as the Chief Executive Officer and Chief Financial Officer, respectively, of the Company or the surviving entity in such transaction (or, if the Company or the surviving entity is not the parent entity, of the parent entity).
Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of a Qualified Event or any transaction or series of integrated transactions primarily intended to change the state of incorporation of the Company or immediately following which the shareholders of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in a Person that owns all or substantially all of the voting securities or assets of the Company immediately following such transaction or series of transactions.
D.Closing shall mean the Closing as defined in that certain Contribution and Purchase Agreement by and among the Company, Steadfast Apartment REIT Operating Partnership, L.P. and Steadfast REIT Investments, LLC, dated as of August 31, 2020.
E.Code shall mean the Internal Revenue Code of 1986, as amended from time to time.
F.Code §83(b) Election shall mean the election available to the recipient of property transferred in connection with the performance of services to include in gross income under Code §83(b) the excess of the fair market value of the property transferred determined as of the time of transfer over the amount (if any) paid for such property as compensation for services.
G.Common Stock shall mean the common stock of the Company.
H.Company shall mean Steadfast Apartment REIT, Inc., and any successor thereto.
I.Committee shall mean the Compensation Committee of the Board of Directors.
J.Exchange Act shall mean the Securities Exchange Act of 1934, as amended from time to time.
K.Exchange Act Person shall mean any Person or group (as defined in Section 13(d)(3) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the

Company or (v) any Person that, as of immediately prior to the transaction or series of transactions, is the owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.
L.Plan shall mean the Steadfast Apartment REIT, Inc. Amended and Restated 2013 Incentive Plan.
M.Qualified Event shall mean either of the following: (a) an initial listing of the Company’s (or a successor’s or parent entity’s) stock on the New York Stock Exchange, NASDAQ (for clarity, other than a listing pursuant to a transaction described in Section 6(b)(v) above) or on any other nationally recognized stock exchange; or (b) an underwritten public offering of the Company’s (or a successor’s or parent entity’s) stock pursuant to an effective registration statement under the Securities Act of 1933, as amended from time to time, which shares are approved for listing or quotation on the New York Stock Exchange, NASDAQ or on any other nationally recognized stock exchange.
N.Recipient shall mean the individual shown on this Agreement as the Recipient.
O.Unvested Award Shares shall mean the Award Shares which have not become vested pursuant to the Vesting Schedule or otherwise.
P.Vested Award Shares shall mean the Award Shares which have become vested pursuant to the Vesting Schedule or otherwise.

EXHIBIT B
ELECTION UNDER SECTION 83(b)
OF THE INTERNAL REVENUE CODE
The undersigned taxpayer (the “Taxpayer”) hereby elects, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in his gross income for the current taxable year, the amount of any compensation taxable to him in connection with his receipt of the property described below:
1. The name, address and taxpayer identification number of the undersigned Taxpayer are as follows:

Name:

Address:

Social Security Number (TIN):
2. The property with respect to which the election is made is:
shares of common stock of Steadfast Apartment REIT, Inc.
3. The date on which the property was transferred and the taxable year for which this election is made are:

Date on Which Property Was Transferred:

Taxable Year for Which Election is Made:
4. The property is subject to transferability, forfeiture and other restrictions, all as set forth in a Restricted Stock Agreement between the Taxpayer and Steadfast Apartment REIT, Inc.
5. The fair market value at the time of transfer, determined without regard to any restriction other than a restriction which by its terms will never lapse, of such property is:

$________ /Share X ________Shares = $ ________
6. No amount was paid for such property.

The undersigned Taxpayer has submitted copies of this statement to Steadfast Apartment REIT, Inc., the person for whom the services were performed in connection with the Taxpayer’s receipt of the above-described property. The Taxpayer is the person performing the services in connection with the transfer of said property. The undersigned Taxpayer understands that the foregoing election may NOT be revoked except with the consent of the Commissioner.
THE UNDERSIGNED TAXPAYER UNDERSTANDS AND ACKNOWLEDGES THAT, FOR THIS ELECTION TO BE EFFECTIVE, COPIES OF THIS COMPLETED ELECTION FORM MUST BE FILED WITH THE INTERNAL REVENUE SERVICE (AT THE LOCATION WHERE THE TAXPAYER’S INCOME TAX RETURN WOULD BE FILED) NOT LATER THAN 30 DAYS AFTER THE DATE THE ABOVE-DESCRIBED PROPERTY WAS TRANSFERRED TO THE TAXPAYER. A COPY OF THIS COMPLETED ELECTION MUST ALSO BE SUBMITTED TO STEADFAST APARTMENT REIT, INC., ALONG WITH FULL PAYMENT OF AMOUNTS REQUIRED TO BE WITHHELD UNDER APPLICABLE LAW, WITHIN 30 DAYS AFTER THE DATE THE ABOVE-DESCRIBED PROPERTY WAS TRANSFERRED TO THE TAXPAYER.

Dated this day of , 2021

Signature:

Name of Taxpayer:

Code §83(b) Election Form

EXHIBIT C
WITHHOLDING ELECTION

TO:	Steadfast Apartment REIT, Inc.

RE:	Withholding Election

This election relates to the number of shares of common stock of the Company which will vest on the date noted below (the “Vesting Shares”):

Number of Vesting Shares:

Date of Vesting:

Restricted Stock Agreement:
Restricted Stock Agreement between the Recipient (designated below) and Steadfast Apartment REIT, Inc. (the “Company”).

Award Date: March , 2021

Total Number of Restricted Shares subject to Restricted Stock Agreement:

I, the undersigned Recipient, hereby certify that:
-My correct name and social security number and my current address are set forth at the end of this document.
-I have read and understand the Restricted Stock Agreement and the various methods by which withholding obligations regarding the Vesting Shares subject to the Restricted Stock Agreement may be satisfied.
-I do hereby elect the following method of withholding pursuant to Section 1.4 of the Restricted Stock Agreement with respect to any withholding or other tax obligations (whether federal, state or local) imposed on the Company by reason of the substantial vesting of the Vesting Shares (the “Withholding Obligations”), assuming that I have met all requirements under the Plan relative to such election and such election is approved by the Company:

¨	In accordance with Section 1.4(b)(1), I hereby elect to pay to the Company the entire amount of all Withholding Obligations with respect to the Vesting Shares in cash or by check on or before the Date of Vesting.

¨	In accordance with Section 1.4(b)(2), I hereby elect that the entire amount of all Withholding Obligations with respect to the Vesting Shares should be paid by having the Company repurchase the smallest whole number of the Vested Shares which, when multiplied by the fair market value per share of the common stock of the Company as of the close of business on the business day which is coincident with or immediately follows the Date of Vesting, will be sufficient to satisfy the amount of such Withholding Obligations, and applying all the proceeds from such repurchase to such Withholding Obligations. I further acknowledge and understand that the repurchase by the Company of any Vested Shares may result in tax consequences to me.
-I understand that capitalized terms used in this Withholding Election without definition herein shall have the meanings given to them in the Restricted Stock Agreement and in the Plan.
-I also understand that if I do not timely (in accordance with the Restricted Stock Agreement and the Plan) submit this form properly completed, I shall be responsible for timely paying all Withholding Obligations and that the Company may withhold an amount sufficient to pay all the Withholding Obligations from any other amounts due or owing to me (including salary) if I do not do so.

RECIPIENT:
Dated this day of , 202_

Recipient’s Address:

Printed Name:

Withholding Election Form